Exhibit 10.46

*** = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

OFFTAKE SUPPLY AGREEMENT

This offtake supply agreement (“Agreement”) is made on December 13, 2020 (“Effective Date”), between Packaging Equity Holdings, LLC (“PEH” or “Buyer”) and Micromidas, Inc., dba Origin Materials (“Supplier”). Buyer and the Supplier are hereafter referred to collectively as the “Parties” and each individually as a “Party”.

BACKGROUND:

A. Buyer is a Delaware Limited Liability Company and, through its Affiliates, operates three (3) production facilities in the United States active in the production of Polyethylene Terephthalate (“PET”) food containers and aluminum foil containers.

B. Buyer wishes to secure a supply of low or negative carbon plastics including FDCA, PET, Poly(ethylene 2,5-furandicarboxylate-co- ethylene terephthalate) (“PETF”) or Polyethylene Furanoate (“PEF”) from cellulosic materials, to be used in the production of thermoformed plastic packaging;

C. The Supplier specializes in the manufacture and supply of key intermediates and plastics from cellulosic materials and has developed a variety of proprietary technologies to produce 2,5-furandicarboxylate (“FDCA”), PET and PETF from such materials;

D. The Supplier is constructing a small commercial plant located in Canada (“Origin1”) for the production of Chloromethyl Furfural (“CMF”). The CMF produced at Origin1 will be converted by one or more third-party converters (each a “Supplier Affiliate” and collectively referred to as “Associated Polyester Supply Chain”) to FDCA or Paraxylene (“PX”), then to PETF or PET or PEF (PETF, PET and PEF each individually a “Resin” and collectively the “Resins”);

E. The Supplier intends, directly or indirectly, to develop one or more New Plants (defined below) for the production of CMF and PX and to utilize the Associated Polyester Supply Chain to produce one or more Resins; and

F. This Agreement contains the terms and conditions on which the Supplier will produce and supply, and Buyer will receive and purchase, certain specified Products.

For the consideration and pursuant to the mutual covenants hereinafter set forth, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

1.	PURPOSE

Subject to the terms of this Agreement, the Parties agree that (i) with respect to Origin1 and the New Plants, the Supplier will manufacture CMF, convert or have such CMF converted to the Resins and supply the Products to Buyer; and (ii) Buyer will pay the Supplier according to the terms of this Agreement.

2.	DEFINITIONS

2.1 Except as specifically defined or modified elsewhere in this Agreement, the following terms have the meanings set forth below:

Term:	Meaning:

Affiliate	Means, with respect to any Person, any other Person who directly or indirectly controls, is controlled by, or is under common control with such Person. For purposes of this definition, the terms “controlled” and “control” (including the terms “controlled by” or “under common control with”) mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise;

Applicable Law	With respect to any Person, any domestic or foreign, federal, state or local statute, law, ordinance, rule, regulation, order, writ, injunction, judgment, decree or other requirement of any governmental authority applicable to such Person in connection with this Agreement;

Bankruptcy Event	With respect to any Person, (i) if such Person files in any court pursuant to any statute of the United States or of any state a petition in bankruptcy or insolvency, or files for reorganization or for the appointment of a receiver or a trustee of all or a material portion of such Person’s property, (ii) if such Person makes an assignment for the benefit of creditors, admits in writing its inability to pay its debts as they fall due or seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator of any material portion of its property, (iii) if there is filed against such Person in any court, pursuant to any statute of the United States or of any state, a petition in bankruptcy or insolvency, or for reorganization, or for the appointment of a receiver or trustee of all or a substantial portion of such Person’s property, and within ninety (90) days after the commencement of any such proceeding, such petition is not dismissed, or (iv) any event substantively identical to (i), (ii), or (iii) of this paragraph that occurs with respect to any Person under the laws of any foreign jurisdiction;

Confidentiality Agreement	The agreement attached as Appendix 3;

Confidentiality Information	The meaning ascribed to it in the Confidentiality Agreement (as applicable);

Force Majeure Event	[***]

Term:	Meaning:

[***]

Intellectual Property Rights	Any or all of the following and all rights associated therewith: (i) all domestic and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, continuations and continuations-in-part thereof; (ii) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and all documentation relating to any of the foregoing; (iii) all copyrights, copyright registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) all mask works, mask work registrations and applications therefor; (v) all industrial designs and any registrations and applications therefor; (vi) all trade names, domain names, common law trademarks and service marks, trademark and service mark registrations and applications therefor and all goodwill associated therewith; and (vii) all computer software including all source code, object code, firmware, development tools, files, records and data, all media on which any of the foregoing is recorded and all documentation related to any of the foregoing;

Life Cycle Analysis	Means an assessment of the environmental impacts associated with all the stages of a Product’s life from raw material extraction through materials processing, manufacture and distribution that demonstrates the carbon benefits of the Products produced at Origin1 and the New Plant over the petroleum or recycled alternatives. Supplier’s Life Cycle Assessment will be prepared by a qualified third-party firm selected by Supplier in its reasonable discretion.

New Plants	Means the next three (3) plants, or the single integrated complex of plants, constructed after the construction of the Origin1 Plant (i) developed, constructed, owned, in whole or in part, or operated, directly or indirectly, by or on behalf of the Supplier or any Affiliate thereof individually or jointly with any third party or (ii) developed, constructed, owned or operated by any third party to which Supplier or any Affiliate thereof has directly or indirectly licensed any Intellectual Property Rights, in each case, at which Products are manufactured by any such Person;

Person	Any individual, sole proprietorship, general partnership, limited partnership, corporation, business trust, trust, joint venture, limited liability company, association, joint stock company, bank, unincorporated organization or any other form of entity;

Term:	Meaning:

Product	Means Resins produced from CMF and/or PX made at Origin1 or a New Plant, as applicable, and all associated carbon credits and other environmental benefits associated therewith made from 100% cellulosic, carbohydrate and non-petroleum materials; provided, that Supplier may use non-plant-based ethylene in its production of Terephthalic Acid.

Technical Specifications	Means the quality and food safety requirements for PETF described in Appendix 2, as may be amended from time to time in accordance with Section 17.5.

3.	CONDITIONS PRECEDENT

3.1 Conditions Precedent—Origin1. The obligations of the Parties under this Agreement with respect to the purchase and sale of the Product manufactured from chemicals produced at Origin1 will become effective on the date on which each of the following conditions precedent has been fulfilled or waived by the Party benefiting from any such condition in accordance with Section 3.2 (“Origin1 Start Date”):

(i) Supplier has supplied sample Product (limited to PEF and PETF) to Buyer produced at Origin1 that meet or exceed those specifications set forth in Appendix 2.

(ii) Supplier has demonstrated the ability to produce sufficient Product inventory such that Supplier is prepared to ship to Buyer the annual Fixed Offtake Volume for Origin1 on a regular periodic cadence in accordance with the batch processing of the Product and the materials used to make the Product, it being understood that there may be a ramp up period for the production of the Product during the initial 6 months following the Origin1 Start Date.

(iii) Supplier shall have entered into contracts with any required Supplier Affiliate in order to meet its obligations under this Agreement.

3.2 Waiver of the Conditions Precedent. The Party benefiting from a condition precedent may waive any such condition precedent in writing at its sole and absolute discretion, provided that condition 3.1(i) shall be deemed to benefit Buyer and conditions 3.1(ii) and 3.1(iii) shall be deemed to benefit both Parties.

3.3 Fulfilment of the Conditions Precedent. In the event a Party becomes aware that any such condition precedent cannot be fulfilled or its fulfilment may be materially delayed, it will promptly inform the other Party, and the Parties will consult with one another regarding the fulfilment of such condition precedent and any possible modification of, or extension of time to fulfil, such condition precedent, that is acceptable to both Parties, each in its sole discretion, without prejudice to Buyer’s right to terminate this Agreement pursuant to and in accordance with this Agreement. Any agreement between the Parties on a possible modification or extension with respect to any such condition precedent will be subject to a specific written amendment to this Agreement.

3.4 Termination. In the event that any condition precedent set forth in Section 3.1 has not been fulfilled or waived by the Party benefiting from any such condition by January 1, 2025, then unless otherwise agreed in writing by the Parties, this Agreement will terminate automatically and immediately, without any further action by either Party and without further liability, except as otherwise provided in Section 3.3. In addition, Supplier will give Buyer notice if Supplier obtains actual knowledge at any time that there is a substantial likelihood (as reasonably determined by Supplier) that the Origin1 Start Date will not occur on or before January 1, 2025. Buyer may terminate this Agreement (without liability to Supplier) following receipt of such notice by providing written notice to Supplier.

4.	PRODUCT

4.1 Product from Origin1

4.1.1 Subject to Sections 5.1.2 and 5.1.3, the agreed Product to be produced for purchase and sale from Origin1 will be (i) PETF containing approximately [***] FDCA by weight, provided that the exact quantity of FDCA included in such PETF will be determined by the Parties, working together in good faith, and (ii) PEF.

4.1.2 The Parties may mutually agree in writing to modify the Product to be purchased and sold from Origin1.

4.2 Product from New Plants

4.2.1 The agreed Product to be produced for purchase and sale from the New Plants will initially be PET.

4.2.2 Notwithstanding the foregoing, Supplier and Buyer both wish to migrate all of the purchases of Product from New Plant from PET to PEF as soon as practicable and to the extent commercially accepted. Accordingly, when any New Plant is able to produce PEF, Supplier will provide notice thereof to Buyer and the Parties will collaborate reasonably and in good faith to address any supply chain challenges, or technical, regulatory or other hurdles necessary to effect the migration to PEF.

5.	QUALITY

5.1 Quality Requirement.

5.1.1 The Supplier will, and will use commercially reasonable efforts to cause the Associated Polyester Supply Chain to, manufacture Products in accordance with the terms of this Agreement, including but not limited to the Technical Specifications and all Applicable Laws related to the Products and the procurement, manufacture, handling, transport, storage, packaging and delivery thereof in all relevant jurisdictions.

5.1.2 All Products delivered by Supplier will be subject to the applicable quality specifications set forth in Appendix 2.

5.1.3 In the case of PETF, the Product will exhibit properties that are at least as good as PET for use in thermoforming applications, as set forth in Appendix 2, as reasonably determined by Buyer, acting in good faith.

5.1.4 Supplier will share with Buyer the Life Cycle Analysis of the Product with the intention that Buyer will be entitled to share this information with third parties and for marketing purposes.

5.2 Failure to Meet the Quality Requirement.

5.2.1 If the Product delivered by Supplier fails to meet the quality requirements for Products as described in this Agreement, including but not limited to those set forth in Section 5.1 (the “Quality Requirement”), Buyer will notify the Supplier thereof as soon as reasonably practicable, but in any event, within [***] from the date on which Buyer obtained knowledge of such failure, which notification will provide reasonable specificity with regard to the defect.

5.2.2 Without limiting any of its rights hereunder, Buyer will take commercially reasonable measures to address costs associated with any such failure described in Section 5.2.1. In the event that any materials delivered by Supplier fail to meet the applicable Quality Requirements for such Product, and Buyer cannot use such material as originally intended, then Supplier will be obligated to take the materials back at its own expense and Buyer will not be obligated to purchase such materials.

5.2.3 In the event that the Supplier or any Supplier Affiliate obtains knowledge that any material produced will fail to meet the applicable Quality Requirement, the Supplier or such Supplier Affiliate will promptly provide written notice thereof to Buyer, at which point Buyer will negotiate with Supplier in good faith based on the actual specifications of the material to determine a price at which the materials can be purchased, if any.

5.2.4 EXCEPT AS SET FORTH IN THIS AGREEMENT, NEITHER THE SUPPLIER NOR ANY SUPPLIER AFFILIATE MAKES ANY OTHER WARRANTY, WHETHER OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR OTHERWISE, EXPRESSED OR IMPLIED, WITH RESPECT TO PRODUCTS.

6.	PRICE AND PAYMENT

6.1 Price for the Products. The prices for the Products provided by the Supplier to Buyer during the term of this Agreement are set forth below.

6.1.1 The initial price for the Products will be [***]. The actual price will be adjusted each month based on [***]. By way of example, [***].

6.1.2 Notwithstanding Section 6.1.3, for any PEF Product purchased by Buyer, which was produced at Origin1, the price will be [***]. Any PEF Product purchased from the New Plants during the Term will be subject to the pricing in Sections 6.1.1 and 6.1.3.

6.1.3 [***]. In addition to the adjustments above, the price for the Product will [***].

6.2 Payments. The Buyer will pay for the Products delivered by the Supplier in sixty (60) days from the later of the invoice date or the date that the Product is received by the Buyer.

6.3 Taxes. [***]. Such taxes, if applicable (“Applicable Taxes”), [***].

7.	QUANTITIES

7.1.1 The Buyer’s annual purchase volume obligations by year for Origin1 and the New Plants are shown in Appendix 1 (the “Fixed Offtake Volume”) and its optional purchase volume obligations are also shown on Appendix 1 (the “Optional Offtake Volume”).

7.1.2 Solely with respect to Origin1, Supplier will [***] and Buyer will [***] provided that [***]. There shall be [***].

7.1.3 During the Term, Buyer will purchase and take delivery of the annual Fixed Offtake Volume on a regular periodic cadence (the “Delivery Schedule”), which Supplier and Buyer will work together, in good faith, to ensure is as evenly distributed throughout the year as possible, taking into account the batch processing procedure for Origin1. At the beginning of each calendar year, Supplier will notify Buyer in writing of the anticipated production schedule for Origin1 and the New Plants, as applicable, and the Fixed Volume Offtake for each such plant will be delivered pro rata following the completion of production. On the dates specified in the Delivery Scheduled, Buyer will have an obligation to purchase the applicable pro rata share of the annual Fixed Offtake Volume and the right to purchase additional Product volumes up the amount of the applicable pro rata share of the annual Optional Offtake Volume.

7.1.4 On each delivery date, Supplier will reserve the Product capacities necessary to fulfill the applicable pro rata Optional Offtake Volume amount, and Buyer must notify Supplier within 30 days before the applicable delivery date as to whether Buyer exercises its right to purchase the pro rata Optional Offtake Volumes. Buyer will have separate Optional Offtake Volumes for Origin1 and the New Plants, respectively, and each of the options may be exercised in part or in full. Supplier will keep Buyer apprised of the status of development of each New Plant, including the expected production start date of each, and will formally provide Buyer with written notice no earlier than two (2) years before the expected production start date of each New Plant and Buyer shall have three (3) months from the date of such notice to exercise all or part of its option for that specific New Plant.

7.1.5 If on any delivery date Buyer fails to take delivery of the applicable pro rata share of Fixed Offtake Volume, within thirty (30) days of the applicable delivery date, Buyer will pay the Supplier an amount equal to the positive difference between (i) the price specified in this Agreement for the applicable Fixed Offtake Volume of Product required to be purchased by Buyer on such delivery date, as applicable, and (ii) the price at which the Supplier is able, using commercially reasonable efforts, to sell such Product to a third party, if any.

7.1.6 Notwithstanding the foregoing, if Buyer fails to accept delivery of the applicable pro rata share of the annual Fixed Offtake Volume of Product for three (3) consecutive delivery dates, except in connection with a Force Majeure Event, such event shall be deemed an event of default.

8. TITLE AND RISKS

8.1 Unless otherwise agreed to in writing by the Parties, all deliveries of Product shall be made DDP at Buyer’s location at 6941 West Goshen Avenue, Visalia, California 93291 and title and risk of loss for the Product will pass to the Buyer at the same time. Each Party is entitled to have its representative(s) present during all loadings, testing and measurements of the Product delivered hereunder.

8.2 In accordance with Section 8.1, Supplier is responsible for freight costs for Product deliveries. In the event that [***] Supplier will [***].

Supplier shall [***].

9. FORCE MAJEURE EVENTS

9.1 Neither Party will be responsible for any failure to perform any of its contractual obligations hereunder, if such failure is due to a Force Majeure Event.

9.2 The Party claiming to be affected by a Force Majeure Event will use its commercially reasonable efforts to mitigate the consequences of such event and will notify the other Party as soon as possible after the occurrence of such Force Majeure Event. The Parties will promptly consult each other in order to assess the consequences of such Force Majeure Event, and the Party affected thereby will attempt in good faith to resume the performance of this Agreement as soon as is reasonably practicable.

9.3 If any Force Majeure Event lasts more than [***] after a Party gives written notice thereof to the other Party and the Parties do not agree otherwise within such time period, the Party that is not subject to such Force Majeure Event will have the right to terminate this Agreement in accordance with Article 13. In the event of a termination under this Section 9.3, this Agreement will terminate without liability to either Party by reason of the occurrence of the Force Majeure Event, except as otherwise provided in Article 12.

10.	TERM

10.1 The term of this Agreement is ten (10) years from the Origin1 Start Date.

11. [***]

11.1 During the Term, Supplier will [***].

12.	TERMINATION

12.1 Termination for Breach. Subject to the notice and cure provisions set forth in Section 12.3, and without prejudice to any other damages, rights or remedies to which it may be entitled, either Party will be entitled to terminate this Agreement by written notice in the event the other Party breaches any of its representations, warranties or covenants in this Agreement.

12.2 Other Cases of Termination.

12.2.1 Without compliance with the notice and cure provisions in Section 12.3 (but subject to compliance with any notice and cure provisions set forth in the specified Sections), this Agreement may be terminated or will be terminated, as the case may be:

(i) in accordance with the terms of Article 2 (Conditions Precedent);

(ii) in accordance with the terms of Article 9 (Force Majeure Events);

12.2.2 Upon the occurrence of a Bankruptcy Event with respect to a Party, the other Party may terminate this Agreement by written notice to such first-mentioned Party.

12.2.3 In the event that Buyer fails to timely pay in accordance with Article 6 any amount(s) due to the Supplier or any Supplier Affiliate that is individually or in aggregate in excess of $50,000 (other than any amount that is being disputed in good faith) and fails to cure such breach within ten (10) days after written notice to Buyer thereof, in accordance with Section 12.3, by the Supplier or any applicable Supplier Affiliate, the Supplier may terminate this Agreement upon written notice to Buyer.

12.2.4 A Party fails to comply with the assignment and transfer provisions herein.

12.3 Prior Written Notice and Cure Period. Except as set forth in Section 12.2, if either Party breaches this Agreement and the non-breaching Party desires to terminate this Agreement (and except where differing notice and/or cure rights are specifically provided in any other provision of this Agreement or where specifically otherwise provided), such non-breaching Party will first provide the breaching Party with written notice in accordance with Section 17.3 of its intent to terminate this Agreement. Such notice will include a reasonable description of the applicable breach and the reason for such termination, together with reasonable supporting documentation, if applicable. The breaching Party will have [***]from the date such notice is given to cure such breach, or, if such breach can be cured but not within such [***], such longer period as may be reasonably necessary to cure such breach, but in no event more than [***] after such notice of breach is given; provided that the breaching Party will (i) commence within [***] after notice thereof to cure such breach, (ii) provide the non-breaching Party with an adequate written plan within [***] after such notice of breach to cure such breach within not more than such [***] after the notice of such breach is given and (iii) during such [***] period, make diligent efforts to cure such breach and provide the non-breaching Party with reports every [***] documenting the breaching Party’s diligent efforts to cure such breach. If such breach is not cured within [***] or such longer time period, up to [***], if applicable, the non-breaching Party will have the right to terminate this Agreement by written notice to the breaching Party without prejudice to any other rights, remedies or damages to which the non-breaching Party may be entitled hereunder.

13.	CONSEQUENCES OF EXPIRATION AND TERMINATION

13.1 In case of expiration or termination of this Agreement for any reason, each Party will return to the other Party or destroy within thirty (30) days all Confidential Information owned by the other Party and will immediately cease to use any such Confidential Information.

13.2 In the event the Buyer breaches its obligations beyond all applicable notice and cure periods, including failure to purchase and pay for the Offtake Volumes, the Supplies may exercise, from time to time, one or more of the following remedies:

13.2.1 Suspend performance of its obligations under this Agreement, including suspension of all further processing of Resin (during which time Supplier may sell such Resin to third parties) until such breach is cured;

13.2.2 Terminate this Agreement following which [***]. Nothing contained in this Article 13 will affect either Party’s rights under Article 15 or the Confidentiality Agreement;

13.2.3 Proceed to exercise any other right or remedy that it may have available to it under this Agreement, Applicable Law or in equity, including specific performance.

13.3 Except as expressly set forth herein, termination or expiration of this Agreement, however caused, will be without prejudice to any obligations or rights of either of the Parties which may have accrued before termination or expiration and will not affect any provision of this Agreement which is expressly or by implication intended to come into effect on, or to continue in effect after, such termination or expiry, including Article 6 (Price and Payment), this Article 13 (Consequence of Expiration and Termination), Article 14 (Consequential Damages), Article 15 (Confidentiality), and Section 17.7 (Governing Law).

14.	CONSEQUENTIAL DAMAGES

Subject to Section 13.2, neither Party will have the right to seek or recover any consequential, special, or punitive damages from the other Party or its Affiliates pursuant to this Agreement except damages of any kind resulting from such other Party’s gross negligence or willful misconduct or injury to person or property caused by such other Party or its agents or subcontractors that, in each of the foregoing cases, are payable to any third party.

15.	CONFIDENTIALITY

The Parties have entered into the Confidentiality Agreement, a copy of which is attached as Appendix 3. Subject to the provisions of Article 14, nothing in this Agreement is intended to modify or supersede the provisions of the Confidentiality Agreement, and the Confidentiality Agreement will remain in full force and effect after the execution of this Agreement. The Parties agree that if this Agreement is required to be publicly disclosed pursuant to Applicable Law, the Parties will cooperate in good faith to pursue confidential treatment, to the extent available, of the proprietary and commercial terms hereof.

16.	ASSIGNMENT

16.1 Except as set forth in this Article 16, the Supplier will not assign or otherwise transfer, in whole or in part any of its rights or obligations under this Agreement without Buyer’s prior written consent, which consent will not be unreasonably withheld, conditioned or delayed; provided that [***]; provided that [***].

16.2 Buyer will not assign or otherwise transfer, in whole or in part, any of its rights or obligations under this Agreement to any Person, without the Supplier’s prior written consent, which consent will not be unreasonably withheld, conditioned or delayed; provided that [***].

17.	MISCELLANEOUS

17.1 Severability. If any provision of this Agreement is held under a final court decision to be invalid, illegal or unenforceable in any respect, such determination will not impair or affect the validity, legality or enforceability of the remaining provisions hereof.

17.2 Waiver. Failure by either Party to notify the other Party of a breach of any provision of this Agreement or to enforce any of its rights under this Agreement will not constitute a waiver of any continuing breach and/or of those rights. A waiver by either Party of a breach of any provision of this Agreement will not operate as, or be construed to be, a waiver of any subsequent breach of the same provision or any other provision of this Agreement.

17.3 Notice. Any notice or other communication required or permitted hereunder will be in writing addressed as follows:

(i)	if to the Supplier:

Micromidas, Inc. (dba Origin Materials)

930 Riverside Parkway, Suite 10 West

Sacramento, CA 95605

Attn: Legal Department

Email: legal@originmaterials.com

with a copy to:

Cooley, LLP

101 California Street

5th Floor

San Francisco, CA 94111-5800

Attn: Marlena Schultz

Email: mschultz@cooley.com

(ii)	if to Buyer:

Packaging Equity Holdings, LLC

2334 M ST #2893

Merced, CA 95340-9998

Attn: Michael Leraris

Email: Michael.Leraris@replanet.com

With a copy to:

K&L Gates LLP

925 Fourth Avenue, Suite 2900

Seattle, WA 98104

Attn: Gary J. Kocher

Email: gary.kocher@klgates.com

or to such other address as a Party may, from time to time, designate in a written notice to the other Party.

17.4 Entire Agreement. This Agreement (including all Appendices hereto), together with the Confidentiality Agreement, constitute the entire agreement between the Parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties in connection therewith.

17.5 Amendments. Any modification, amendment or supplement to this Agreement must be made in writing and signed by both Parties’ authorized representatives.

17.6 Counterparts. This Agreement may be executed electronically and in counterparts each of which when executed by one or both Parties hereto will constitute an original but all of which will constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement electronically will have the same effect as delivery of a manually executed counterpart.

17.7 Governing Law. THE LAWS OF THE STATE OF NEW YORK WILL GOVERN THE VALIDITY OF THIS AGREEMENT, THE CONSTRUCTION OF ITS TERMS AND THE INTERPRETATION OF THE RIGHTS AND DUTIES OF THE PARTIES, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS.

17.8 Arbitration. Any action or proceeding by any Party to enforce, construe or otherwise relating to or concerning this Agreement will be submitted exclusively for resolution by binding arbitration before The American Arbitration Association by a single arbitrator located in San Francisco, California in accordance with its rules for commercial disputes then in effect. The arbitrator shall award fees and costs to the prevailing party. Judgment on the award or any order, final or interim, made by the arbitrator may be entered, registered or filed for enforcement purposes in any court having jurisdiction thereof. The prevailing party shall be entitled to entry of an order to enforce any arbitral award in accordance with this provision.

IN WITNESS WHEREOF, this Offtake Supply Agreement has been executed and delivered as of the date first written above.

Packaging Equity Holdings, LLC

By:	/s/ Michael Leraris
Name:	Michael Leraris
Title:	Chief Operating Officer

Micromidas, Inc. (dba Origin Materials)

By:	/s/ John Bissell
Name:	John Bissell
Title:	President

Signature Page of

PEH-Origin Materials Offtake Supply Agreement

Appendix 1: Quantities

Appendix 1

Appendix 2: Quality Specifications PET, PETF, PEF

Appendix 2

Appendix 3: Confidentiality Agreement

Appendix 3